Exhibit 10.37

October 12, 2018

Charles Meyers
Equinix, Inc,
One Lagoon Drive
Redwood City, CA 94065

Dear Charles:

On behalf of Equinix, I would like to congratulate you on your appointment as Equinix’s Chief Executive Officer and President.

As this position will be based at Equinix’s corporate headquarters in Redwood City, California, Equinix would like to assist you and your family with your relocation. To help cover the costs of your relocation, you will be awarded a one-time cash payment of $300,000, subject to Federal, State and Medicare withholding taxes, which will be paid through Equinix payroll.

This payment is intended to assist you with covering typical relocation transfer costs including, but not limited to, transportation of household goods, temporary accommodations, car rentals and costs associated with the purchase of a new home. No receipts are required, and no further expense claims may be applied for relating to your relocation. Your relocation should be completed no later than May 31, 2019.

In addition, Equinix agrees to complete a BVO sale of your residence, with completion expected within an 18-month period.

Should your employment with Equinix terminate voluntarily or for Cause, within a period of one year from the date hereof, the payment of $300,000 and any expenses incurred by Equinix in connection with the BVO sale of your home must be repaid in full to Equinix. You will repay Equinix the amounts owing within 30 days after your last date of employment.

For purposes of this Agreement, Cause shall mean your unauthorized use or disclosure of trade secrets which causes material harm to Equinix, your conviction of, or a plea of “guilty” or “no contest” to, a felony, or your gross misconduct.

Sincerely,

/s/ Peter Van Camp                10/12/18

Peter Van Camp                    Date
Executive Chairman

Agreed to and Acknowledged:

/s/ Charles Meyers                10/12/18

Charles Meyers                     Date
CEO & President, Equinix